EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-156975 on Form F-1 of our report dated July 8, 2009, relating to the financial statements of North American Minerals Group Inc.  (an Exploration Stage Company) for the years ended December 31, 2008 and 2007 and for the period from February 17, 2006 (inception) to December 31, 2008 (which audit report expresses an unqualified opinion, and includes an explanatory paragraph concerning the Company’s ability to continue as a going concern and the restatement discussed in Note 14) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP,
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
September 25, 2009